Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Golden Books Family Entertainment, Inc. and Subsidiaries (the "Company") for the registration of the guarantee by the Company of $92,550,000 aggregate principal amount of the 7.65% Senior Notes due 2002 of Golden Books Publishing Company, Inc. and to the incorporation by reference therein of our report dated March 24, 1998, with respect to the consolidated financial statements and schedules of the Company included in its Annual Report (Form 10K) for the year ended December 27, 1997, filed with the Securities and Exchange Commission.

                                                    /s/ Ernst & Young LLP


New York, New York
July 20, 1998